Financial Statements are included on pages F-1 through F-44.

         The Table of Contents to the Financial Statements is as follows:

Independent Auditor's Report - June 30, 2000                         F-1

Consolidated Financial Statements - June 30, 2000

         Balance Sheet as of June 30, 2000                           F-2

         Statements of Operations for the Years Ended
           June 30, 2000 and 1999                                    F-3

         Statements of Stockholders' Deficit for the Years
           Ended June 30, 2000 and 1999                              F-4

         Statements of Cash Flows for the Years Ended
           June 30, 2000 and 1999                                    F-5

         Notes to Financial Statements                               F-6 TO F-20

Independent Auditor's Report - June 30, 1999                         F-21

Consolidated Financial Statements - June 30, 1999

         Balance Sheet as of June 30, 1999                           F-22

         Statements of Operations for the Years Ended
           June 30, 1999 and 1998                                    F-23

         Statements of Stockholders' Deficit for the Years
           Ended June 30, 1999 and 1998                              F-24

         Statements of cash flows for the years ended
           June 30, 1999 and 1998                                    F-25

         Notes to Financial Statements                              F-26 TO F-38

Unaudited Consolidated Balance Sheet as of September 30, 2000          F-39

Unaudited Consolidated Statements of Operations for the Quarters      F-39
Ended September 30, 2000 and 1999                                     F-40

Unaudited Consolidated Statements of Stockholders'                    F-40
Deficit for the Quarters Ended June 30, 2000 And                      F-40
1999                                                                  F-41

Unaudited Consolidated Statements of Cash Flows for the Quarters       F-41
Ended September 30, 2000 and 1999                                      F-42

Unaudited Summary of Accounting Policies and Notes to
September 30, 2000 Consolidated Unaudited Financial Statements      F-43 TO F-44

                   Tengtu International Corp. and Subsidiaries
                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheet of Tengtu International Corp. And its subsidiaries as of june 30, 2000 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two fiscal years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial. Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tengtu International Corp. And its subsidiaries as of June 30, 2000, and the results of their operations and their cash flows for each of the two fiscal years in the period then ended in conformity with united states generally accepted accounting principles.

The accompanying statements have been prepared assuming that the company will continue as a going concern. As discussed in note 2, the company incurred a net loss of $4,701,285 for the year ended June 30, 2000, used cash in operations of $1,185,677, and, as of that date, had a working capital deficiency of $2,886,444. These conditions raise substantial doubt about the company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  Moore Stephens, P.C.
                                                  Certified Public Accountants

New York, New York
August 28, 2000



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2000

                                     ASSETS

CURRENT ASSETS


    Cash and cash equivalents                                      $    919,091
    Accounts receivable, net of
     Allowance for doubtful accounts
     Of $200,097                                                         36,009
    Due from related party                                              170,123
    Prepaid expenses                                                      3,715
    Inventories                                                          18,071
    Other receivables                                                     5,588
                                                                   ------------
                   Total Current Assets                               1,152,597
                                                                   ============

PROPERTY AND EQUIPMENT                                                  967,840
                                                                   ------------
OTHER ASSETS
     Notes receivable                                                    71,940
     Advance to director                                                 60,011
     License fees                                                       125,000
     Other assets                                                        30,454
                                                                   ------------
                                                                         287,405
                                                                   ------------
TOTAL ASSETS                                                       $  2,407,842
                                                                   ============
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
    Accounts payable                                               $  1,690,658
    Accrued expenses                                                    419,160
    Related party loan payable                                          100,000
    Due to related party consultants                                  1,415,026
    Other liabilities                                                   414,197
                                                                   ------------
                  Total Current Liabilities                           4,039,041
                                                                   ------------
OTHER LIABILITIES
     Related party loans payable                                        255,490
     Convertible debenture, net of discount                           1,194,334
                                                                   ------------
                                                                       1,449,824
                                                                   ------------
COMMITMENTS
STOCKHOLDERS' DEFICIT
        Preferred stock, par value $.01
        per share;authorized 10,000,000 shares;
        issued -0- shares common stock,
        par value $.01 Per share; authorized
        100,000,000 shares;
        issued 23,890,607 shares                                        238,907
        Additional paid in capital                                   11,871,444
        Accumulated deficit                                         (15,184,374)
        Accumulated Other Comprehensive Income (Loss):
                Cumulative translation adjustment                        (6,216)
                                                                   ------------
                                                                     (3,080,239)
    Less: treasury stock, at cost,
     78,420 common shares                                                  (784)
                                                                   ------------
          Total Stockholders' Deficit                                (3,081,023)
                                                                   ------------
TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT                                              $  2,407,842
                                                                   ============




              The accompanying notes are an integral part of these
                       consolidated financial statements.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEARS ENDED JUNE 30


                                                        2000           1999
                                                   ------------    ------------
SALES                                              $    358,026    $    624,121
COST OF SALES                                           506,864         769,608
                                                   ------------    ------------
GROSS LOSS                                             (148,838)       (145,487)
                                                   ------------    ------------
OPERATING EXPENSES
  Research and development                                  -0-           1,440
  General and administrative                          1,537,833         699,582
  Related party consultants                           1,492,813         774,870
  Bad debts (recovery) expense                           (8,984)        143,347
  Advertising                                            28,991              19
  Selling                                                74,819          52,671
  Depreciation                                           58,698          43,217
                                                   ------------    ------------
                                                      3,184,170       1,715,146
                                                   ------------    ------------
OTHER INCOME (EXPENSE)
  Equity earnings in investee                           (80,147)        (65,274)
  Interest income                                        22,641           3,923
  Interest expense                                   (1,311,372)            -0-
  Other income                                            2,240          35,585
  Other expense                                         (29,839)            -0-
                                                   ------------    ------------
                                                     (1,396,477)        (25,766)
                                                   ------------    ------------
LOSS BEFORE MINORITY INTERESTS                       (4,729,485)     (1,886,399)
MINORITY INTERESTS IN SUBSIDIARY'S
 EARNINGS (LOSS)                                        (28,200)            -0-
                                                   ------------    ------------
NET LOSS                                           $ (4,701,285)   $ (1,886,399)
                                                   ============    ============
NET LOSS PER COMMON SHARE [BASIC AND DILUTED]             (0.23)          (0.10)

WEIGHTED AVERAGE NUMBER OF SHARES                    20,863,271      18,813,545



              The accompanying notes are an integral part of these
                       consolidated financial statements.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                   FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

                                                                                                             ACCUMULATED
                                        COMMON STOCK           ADDITIONAL                                       OTHER
                                        ------------            PAID-IN      COMPREHENSIVE    ACCUMULATED   COMPREHENSIVE
                                  SHARES          AMOUNT        CAPITAL      INCOME (LOSS)      DEFICIT     INCOME (LOSS)
                                  ------          ------        -------      -------------      -------     -------------

Balance-June 30,1998             19,297,107    $    192,972   $  9,394,651                  $ (8,596,690)   $     (9,335)

Issuance of common stock
 related to deferred
 compensation                       180,500           1,805          8,258              0               0              0
Amortization of deferred
compensation related to
stock options and common
stock for services                     --                 0              0              0               0              0
Other comprehensive income:
 Foreign currency adjustment           --                 0              0   $      2,583               0          2,583
Comprehensive income:
 Net loss                              --                 0              0     (1,886,399)     (1,886,399)             0
                                                                               ----------
Comprehensive Income                                                           (1,883,816)
                                                                               -----------
                                 ----------    ------------   ------------                   ------------    ------------

Balance-June 30, 1999            19,477,607         194,777      9,402,909                    (10,483,089)        (6,752)

Issuance of common stock            963,000           9,630        166,095              0               0              0
Issuance of common stock
 for promissory notes               330,000           3,300         68,640              0               0              0
Issuance of common stock
 For services                     3,120,000          31,200        733,800              0               0              0
AMORTIZATION OF DEFERRED
COMPENSATION RELATED TO
STOCK OPTIONS AND COMMON
STOCK FOR SERVICES                     --                 0              0              0               0              0
PAID-IN CAPITAL RELATED TO
 BENEFICIAL CONVERSION
 FEATURE-DEBENTURE                     --              --        1,153,846              0               0              0
PAID-IN CAPITAL RELATED TO
 DETACHABLE WARRANT-
 DEBENTURE                             --              --          346,154              0               0              0
OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT           --                 0              0   $        536               0            536
COMPREHENSIVE INCOME:
 NET LOSS                              --              --             --       (4,701,285)       (4,701,285)           --
                                                                               ------------
COMPREHENSIVE INCOME                                                         $ (4,700,749)
                                ----------    ------------   ------------      ------------    ------------    ------------
BALANCE-JUNE 30,2000            23,890,607         238,907     11,871,444                      $(15,184,374)   $  (6,216)
                                ==========    ============   ============                      ============    ============









                                TREASURY        UNAMORTIZED
                                STOCK AT         DEFERRED     STOCKHOLDERS'
                                   COST         COMPENSATION    DEFICIT
                                   ----         ------------    -------

BALANCE-JUNE 30,1998           $       (784)   $   (476,563)  $    504,251

ISSUANCE OF COMMON STOCK
 RELATED TO DEFERRED
 COMPENSATION                             0               0         10,063
AMORTIZATION OF DEFERRED
COMPENSATION RELATED TO
STOCK OPTIONS AND COMMON
STOCK FOR SERVICES                        0         293,750        293,750
OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT              0               0          2,583
COMPREHENSIVE INCOME:
 NET LOSS                                 0               0     (1,886,399)


COMPREHENSIVE INCOME
                               ------------    ------------   ------------
 BALANCE-JUNE 30, 1999                 (784)       (182,813)    (1,075,752)

ISSUANCE OF COMMON STOCK                  0               0        175,725
ISSUANCE OF COMMON STOCK
 FOR PROMISSORY NOTES                     0               0         71,940
ISSUANCE OF COMMON STOCK
 FOR SERVICES                             0               0        765,000
AMORTIZATION OF DEFERRED
COMPENSATION RELATED TO
STOCK OPTIONS AND COMMON
STOCK FOR SERVICES                        0         182,813        182,813
PAID-IN CAPITAL RELATED TO
 BENEFICIAL CONVERSION
 FEATURE-DEBENTURE                        0               0      1,153,846
PAID-IN CAPITAL RELATED TO
 DETACHABLE WARRANT-
 DEBENTURE                                0               0        346,154
OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT              0               0            536
COMPREHENSIVE INCOME:
 NET LOSS                             --              --        (4,701,285)

COMPREHENSIVE INCOME

                                -----------    ------------   ------------
BALANCE-JUNE 30,2000            $      (784)   $          0   $ (3,081,023)
                                ===========    ============   ============


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED JUNE 30,

                                                         2000           1999
                                                    ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET LOSS                                             $(4,701,285)   $(1,886,399)
ADJUSTMENTS TO RECONCILE NET LOSS TO
 NET CASH USED BY OPERATING ACTIVITIES:
   DEPRECIATION AND AMORTIZATION                         266,614        292,808
   PROVISION FOR (RECOVERY OF) BAD DEBT                   (8,984)       143,081
   LOSS ON INVESTMENT AT EQUITY                           80,147         65,274
   NONCASH COMPENSATION EXPENSE ON
     SHARES ISSUED FOR SERVICES                          947,813        303,813
   NONCASH INTEREST EXPENSE-CONVERTIBLE DEBENTURE      1,194,334            -0-
   CHANGES IN OPERATING ASSETS
   AND LIABILITIES:
     DECREASE(INCREASE)IN OPERATING ASSETS:
       ACCOUNTS RECEIVABLE                                22,398        (76,644)
       DUE FROM RELATED PARTY                            138,208         (2,762)
       PREPAID EXPENSES                                   26,188          5,307
       INVENTORIES                                        16,377        191,164
       ADVANCES TO SUPPLIERS                                 -0-        122,415
       OTHER RECEIVABLES - CURRENT                         7,758         13,382
       DUE FROM INVESTEE                                     -0-         50,000
       ADVANCE TO DIRECTOR                               (30,611)       (30,000)
       OTHER ASSETS                                       28,390        (44,307)
     INCREASE (DECREASE)IN OPERATING LIABILITIES:
       ACCOUNTS PAYABLE                                   90,249         87,615
       ACCRUED EXPENSES                                   14,384         53,019
       DUE TO RELATED PARTY CONSULTANTS                  355,477        481,124
       OTHER LIABILITIES                                 366,267         (1,768)
                                                     --------------------------
   NET CASH USED BY OPERATING ACTIVITIES              (1,185,677)      (232,878)
                                                     --------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
 PURCHASE OF PROPERTY AND EQUIPMENT                      (42,535)       (63,959)
                                                     --------------------------
  NET CASH USED BY INVESTING ACTIVITIES                  (42,535)       (63,959)
                                                     --------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 PROCEEDS FROM LOANS                                   1,858,064            -0-
 CASH RECEIVED FOR SHARES ISSUED                         175,725            -0-
                                                     --------------------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES            2,033,789            -0-
                                                     --------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                   (2,038)         2,583
                                                     --------------------------
INCREASE(DECREASE) IN CASH
  AND CASH EQUIVALENTS                                   803,539       (294,254)
CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR                                        115,552        409,806
                                                     --------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR               $   919,091    $   115,552
                                                     ==========================

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. The Company

         Tengtu International Corp. (The "Company") was incorporated in Delaware On May 6, 1988 as Galway Capital Corporation for the purpose of seeking Potential ventures. After operating as a development stage enterprise through 1991, the Company became inactive and remained so until may 1996, when control of it was acquired by several individuals. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee, are the development and marketing of educational software and other forms of electronic publishing in China, Hong Kong and Canada.

2. Going Concern

         As shown in the accompanying financial statements, the Company incurred a net loss of $4,701,285 for the year ended June 30, 2000, used cash in operations of $1,185,677, and, as of that date, had a working capital deficiency of $2,886,444. Those factors, as well as a continued downsizing of operations in its largest operating subsidiary for the year ended June 30, 2000, create an uncertainty about the Company's ability to continue as a going concern.

         Management has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes a series of equity and debt financing. Currently, the Company has signed term sheets with two separate organizations that would, if finalized into contracts, provide the Company with $5,000,000 of debt financing and up to $30,000,000 in equity capital. Another term sheet has been signed with a different entity that would, if contracted, act as a placement agent, on a best efforts basis, to sell $5,000,000 of the company's common shares. Additionally, the Company's Canadian investee has signed a draft agreement with a potential purchaser of the investee's assets. If the deal is consummated, the Company would receive approximately $650,000. The Company has also entered into agreements with a number of its related party consultants (see note 10) to defer payment of their respective fees until the company completes a major financing transaction, either through equity or debt.

         The ability of the Company to continue as a going concern is dependent on the success of its plan. The financial statements do not include any adjustments that might be necessary if the company is unable to continue as a going concern.

3. Significant Accounting Policies

     a) Principles of Consolidation

         The consolidated financial statements include the accounts of the company and subsidiaries over which it owns more than a 50% equity interest. For the year ended June 30, 2000, the consolidated financial statements include two new subsidiaries, significant intercompany balances and transactions have been eliminated on consolidation.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


3. Significant Accounting Policies (Continued)

     a) Principles of Consolidation (Continued)

         The Company contributed capital of $6,000,000 to a subsidiary in which the minority has a 43% interest. No portion of the $6,000,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the company. In accordance with Accounting Research Bulletin 51, the company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

         In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

     b) Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 2000, and reported amounts of revenues and expenses during each of the two fiscal years then ended. Actual results could differ from those estimates.

     c) Revenue Recognition

         Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted users and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of sop 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists,
         (2) delivery has occurred, (3) the company's fee is fixed and determinable and (4) collectibility is probable.

         Revenue from software license fees is recognized on a straight-line basis over the term of the license.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. Significant Accounting Policies (Continued)

     c) Revenue Recognition (Continued)

         Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within approximately two weeks of delivery.

         The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

     d) Inventories

         Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

     e) Long-lived Assets

         Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets. Other long-lived assets are amortized using the straight-line method over the contract life or the useful life, whichever is shorter.

     f) Cash Equivalents

         The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

     g) Income Taxes

         The Company accounts for income taxes in accordance with statement of financial accounting standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. Significant Accounting Policies (Continued)

     g) Income Taxes (Continued)

         The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U. S. federal income tax return.

     h) Loss per Share

         Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 2000 and 1999, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they may dilute earnings per share in the future.

     i) Advertising Expense

         The Company expenses advertising costs as incurred.

     j) Impairment

         The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment.

     k) Foreign Currency Transactions/Translation

         The functional currency of the Company's subsidiary and joint venture in China is the renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency and its hong kong subsidiary uses the Hong Kong dollar as its functional currency. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

         Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. Significant Accounting Policies (Continued)

     k) Foreign Currency Transactions/Translation (Continued)


         Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes.

         The Chinese government imposes significant exchange restrictions on transferring funds out of China for purposes unrelated to business operations. These restrictions have not had a material impact on the company because it has not engaged in any significant transactions that are subject to the restrictions.

     l) Accumulated Other Comprehensive Income

         Accumulated other comprehensive income represents the change in equity of the company during the periods presented from foreign currency translation adjustments,

     m) Stock-based Compensation

         On July 1, 1996, the Company adopted the disclosure requirements of Financial Accounting Standards SFAS No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") opinion no. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

     n) Software Costs

         Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years or the useful life of the related product.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

4. PROPERTY AND EQUIPMENT

         Property and equipment at June 30, 2000 is comprised as follows:

                  Computer hardware                         $  131,590
                  Computer software                              9,057
                  Furniture and fixtures                        53,770
                  Automobiles                                  206,553
                  Office equipment                              95,528
                  Leasehold improvement                         29,061
                  Idle equipment                                73,305
                  Production equipment                       1,258,445
                                                             ---------
                  Total at cost                              1,857,309
                  Less: accumulated depreciation              (889,469)
                                                            ----------
                  Net property and equipment                $  967,840
                                                            ==========

         Depreciation charged to operations for the years ended June 30, 2000 and 1999 was $266,614 and $292,808, respectively, of which $207,916 and $214,601 was included in cost of sales for the years ended June 30, 2000 and 1999, respectively.

5. LICENSE FEES

         On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the Company a fee-bearing, non-exclusive license right to promote and otherwise market Netopia's web site product and service to the Company's customers. The agreement shall continue in perpetuity until terminated by either party. The cost of the agreement of $125,000 is being amortized on a straight line basis over five years. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.


6. LONG TERM DEBT

         On December 23, 1999, the Company received cash of $1,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of Tengtu's $.01 par value common stock ("Common Stock") and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of Common Stock. The purchaser of the Debenture and Warrant is Top Eagle Holdings Limited, a British Virgin Islands company ("Top Eagle"). The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of the Hong Kong and Shanghai Banking Corporation plus two percent (approximately 9% at June 30,
         2000). The Debenture is convertible into Tengtu's Common Stock at a conversion price of $.50 during the first year,$1.00 during the second year $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's common stock at the then existing market price minus twenty percent.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

         The Warrant gives the holder the right to purchase 1,500,000 shares of the Company's Common Stock at $1.00 per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The Warrant shall become void three years after issuance. In connection with the purchase of the Debenture and Warrant. The Company and Top Eagle entered into an Investor Rights Agreement which provides that on or before June 15, 2000, Top Eagle may purchase additional convertible debentures for up to $3.5 million and receive additional warrants on substantially the same terms. Top Eagle did not exercise these rights. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

         Because no portion of the price paid by Top Eagle was for the Warrants, the Warrants were assigned a value by the Company and the Debenture was discounted by that amount. The financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were sold to Top Eagle, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00. Therefore, the Warrant had a value between $0 and $.60 per share. The Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture and Warrant were therefore $1.5 million (Debenture) plus $450,000 (Warrant - $.30 X 1,500,000) for a total of $1.95 million. Of the $1.95 million, the Warrant represents 23.08% ($450,000/$1.95 million). The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million). The discount to the Debenture was therefore equal to $346,154 and the Debenture was discounted to $1,153,846 ($1.5 million - $346,154).

         On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Because the Debenture was immediately convertible, the full discount was charged to interest expense for the year ended June 30, 2000.

         A group of private investors, in July 1999, advanced approximately $250,000 into Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002.

7. Income Taxes

         For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation. The Company has accumulated approximately $9,055,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2005 to 2020.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

7. Income Taxes (Continued)


         Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions section 382 of the internal revenue code, as amended.

         As the Company is not liable for either current or deferred income taxes for the years ended June 30, 2000 and 1999, respectively, no provision is shown on the statement of operations. For U.S. tax purposes, the Company has recorded a deferred tax asset of approximately $3,079,000 at June 30, 2040 and $1,813,000 at June 30,
         1999 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $1,266,000 and $327,000 during the years ended June 30, 2000 and 1999, respectively. The Company's Hong Kong subsidiary has recorded a deferred tax asset of approximately $55,400, totally offset by a valuation allowance due to the uncertainty of realization.

         The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

         The net operating losses for the Company's Chinese joint venture and subsidiaries total approximately $6,700,000. Net operating losses in china can be carried forward for five years. The Company's Chinese net operating losses expire between 2002 and 2005. The net operating loss for the Hong Kong subsidiary is approximately $365,000 and expires only if there is an ownership change.

8. Concentration of Credit Risk

         The Company operates through subsidiaries located principally in Beijing, China, Hong Kong and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in these geographic regions.

         The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

         The Company established an allowance for doubtful accounts at June 30, 2000 of $200,097. The Company believes any credit risk beyond this amount would be negligible.

         At June 30, 2000, the company had approximately $815,700 of cash in banks uninsured.


         The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



8. Concentration of Credit Risk (Continued)

         As of June 30, 2000, three customers, each with more than 10% accounted for approximately 40% of accounts receivable. At June 30, 1999, no customer accounted for at least 10% of accounts receivable.

         For the fiscal years ended June 30, 2000 and 1999 no customer accounted for more than 10% of total sales.

9. Commitments and Contingencies

     a) The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:

                YEAR ENDING
                  JUNE 30,
                  -------
                  2001                      $  66,075
                  2002                         51,340
                                            ---------
                  TOTAL                     $ 117,415
                                            =========

         Rent expense for the years ended June 30, 2000 and 1999 has been charged as follows:


                                                            YEAR ENDED JUNE 30,

                                                           2000            1999
                                                           ----            ----

        General and administrative expense               $ 62,671       $ 54,551

        Selling expensetrative expense                      6,281          8,900
                                                         --------       --------
        Cost of sales                                      33,945         52,114
                                                         --------       --------

        Total rent expense                               $102,897       $115,565
                                                         ========       ========


     The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:


                        YEAR ENDING
                          JUNE 30,
                          --------

                          2001           $248,400

                          2002            218,400

                          2003            128,400

                          2004            128,400

                          2005             42,800
                                         --------
                                         $766,400
                                         ========

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

9. Commitments and Contingencies (Continued)


         b) The Company leased office space under an operating lease expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability of $538,000 is included in accounts payable at June 30, 2000.


         c) The Company is committed to contribute $6,000,000 to the joint venture and to begin making deferred compensation payments to its related party consultants [See Note 3] upon the completion of its next major financing. However, the timing of the payment of the deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's board of directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

10. Related Party Transactions

         Due to the continued downsizing of the staff of the joint venture [See
         Note 2], the operations of the venture during the year ended June 30, 2000 were carried out by the minority interest holder. At June 30, the joint venture had a receivable balance of $170,123. At June 30, 1999, the joint venture had a receivable balance from the minority interest holder of $293,287. The Company advanced $30,000 to one of the officers during the year.

         During 2000 and 1999, respectively, the Company incurred consulting and related expenses of approximately $1,493,000 and $776,000 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. No payments have been made for the amounts incurred in either fiscal year.

         Of the total expenses incurred, approximately $182,800 in 2000 and $243,750 for 1999 represent the value of common shares issued for services to two officers. The officers entered into agreements with the company in the year ended June, 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

         In January 2000, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. If Pak Cheung is able to raise $3,000,000 or more in capital for the Company or a 50% or more owned joint venture or subsidiary, Comadex shall receive an option to purchase 1,000,000 shares of the Company's common stock at the closing price on the day the capital is received by the Company.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. Related Party Transactions (Continued)

         On September 9, 1999 a Company director loaned $100,000 to the Company. The loan bears interest at 6% per annum and is due in twelve months. The loan is convertible at the option of the Company director at the rate of $.35 per share, or into an aggregate of 285,714 shares of the Company's common stock. The loan is guaranteed by another director of the Company. At the date of the loan, the Company's common stock was trading at $.25 per share, therefore the loan does not contain a beneficial conversion feature.

11. Stock Options

         The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 shares. The first stock option plan was approved on December 29, 1998 for two (2) million shares. The second stock option plan was approved on August 31, 1999 for three (3) million shares. Both plans were approved by the shareholders of the company.

         The maximum number of shares granted to any individual under the two stock option plans is 300,000 shares. The following were granted stock options under the first plan in March 1999 (1997 plan):


               Pak Cheung, Chairman and CEO              300,000 shares

               Barry Clark, President and Director       300,000 shares

               Jack Lian, Director                       300,000 shares

               Hai Nan, Director                         300,000 shares

               Xiao Feng Lin, President, Tengtu United   300,000 shares

               Greg Mclelland, Vice President            150,000 shares*

               Simon Hui, Vp Finance and Controller      75,000 shares

               Michael Meakes, VP - Iconix               50,000 shares

               Other Employees                           300,000 shares **

               Gordon Reid, Director                     75,000 shares

               John Watt, Director                       75,000 shares

               Michael Nikiforuk, Director               75,000 shares
                                                         ----------------

               Total                                     2,300,000 shares
                                                         ================

         Simon Hui (75,000 shares) and other employees (180,000 shares) exercised options during the year ended June 30, 2000.

                  * On April 8, 1997, the Company entered into an agreement with
                    Gregory McLelland to provide consulting services and to serve as an officer of the Company. The term of the agreement is three years. The agreement provides a $125,000 annual salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

11. Stock Options (Continued)

                  **To various employees of Tic Beijing and Tengtu United who are not officers or directors of the Company.

         The shortfall in the 1997 plan was made up from shares included in the 1999 plan.

         The following were granted stock options under the 1999 plan and exercised them during the year ended June 30, 2000:

               Simon Hui, VP Finance and Controller        75,000 shares

         All of the stock options granted under the 1997 plan, except for 150,000 issued to Greg McLelland (see above and the following paragraph), had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of the grant. The board of directors determines the life, but has not yet done so for the options granted.

         For the year ended June 30, 2000 certain employees exercised their options to purchase a total of 330,000 shares for $71,940. The shares were purchased by issuing promissory notes to the company. The notes mature in five years. The notes are interest free in the first year and have an interest rate of 3% a per annum for each subsequent year that the notes are outstanding. Partial or full repayment may be due prior to maturity if the employee sells part or all of the shares purchased. The repayment is equal to the ratio of the shares sold over the total shares purchased.

         On August 1, 1999, the Company entered into a one year contract with a marketing consultant. As part of its fee, the consultant received three warrants from the company, each representing 50,000 shares of the Company. Each of the warrants is exercisable for five years at the following dates and prices: a) warrant 1 - August 1, 1999 at $.75 per share; b) warrant 2 - February 1, 2000 at $1.50 per share and c) warrant 3 - August 1, 2000 at $3.00 per share.

         The following table summarizes information concerning currently outstanding and exercisable stock options and warrants:



                                                     WEIGHTED
                                                     AVERAGE
                         EXERCISE   OUTSTANDING AT   CONTRACTUAL  EXERCISABLE AT
                         PRICE      JUNE 30, 2000    LIFE          JUNE 30, 2000
                         -----      -------------    ----          -------------

Options                  $     .218   2,045,000       8.5  years       2,045,000
Warrants                 $     .750      50,000       4.08 years          50,000
Warrants                 $     1.50      50,000       4.58 years          50,000

         Greg McLelland was granted options on April 8, 1997 to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of the grant. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 2000, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of the grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral is being recognized ratably over three years, with $50,000 being charged to operations for the year ended June 30, 1999.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

11. Stock Options (Continued)

         Had the Company elected to recognize compensation expense for all options granted using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:


                                              YEAR ENDED           YEAR ENDED
                                              JUNE 30, 2000        JUNE 30, 1999
                                              -------------        -------------

               Net Loss as Reported           $ (4,701,285)        $ (1,886,399)

               Pro Forma Net Loss                                  $ (2,176,401)

               Loss Per Share as Reported                          $       (.10)

               Pro Forma Loss Per Share                            $       (.11)

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000, for the year ended June 30, 1999.

         The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model for the pro forma amounts with the following weighted average assumptions:


                                                      JUNE 30, 1999
                                                      -------------

                    Risk Free Interest Rate                 4.5

                    Expected Life                           2.0

                    Expected Volatility                     13.7

                    Expected Dividends                      NONE


12. Fair Value of Financial Instruments

         SFAS No. 107, "Disclosures About Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

12. Fair Value of Financial Instrument (Continued)

         For certain financial instruments, including cash and cash equivalents, trade receivables and payable, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair value of long-term debt was determined based on current rates at which the company could borrow funds with similar remaining maturities, which amount approximates its carrying value.

13. Statements of Cash Flows Supplemental Disclosures

         For the year ended June 30, 2000 the Company issued 3,120,000 shares of common stock in lieu of cash payments for certain services rendered. The value of such services was $765,000. The Company also issued 330,000 shares of common stock to employees exercising their stock options. The total price of the shares was $71,940 and was paid by the employees via promissory notes given to the Company.

         There were no cash payments of interest expense for the years ended June 30, 2000 and 1999.

14. Authoritative Pronouncements

         The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument are recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

         SFAS No. 133, as amended by SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. The provisions of SFAS No. 133 are not to be applied retroactively to the financial statements of prior periods. Due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on the company's consolidated result of operations, financial position, or cash flows.

         In March 2000, the FASB issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation". Among other issues, this interpretation clarifies (a) the definition of employees for the purposes of applying opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The Company has adopted this pronouncement.

                  TENGTU INTERNATIONAL CORP., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

15. Allowance For Bad Debts


              FOR THE
              YEAR                      CHARGED   CHARGED TO
              ENDED        BALANCE-       TO        OTHER               BALANCE-
              JUNE 30,     BEGINNING    EXPENSE     ACCTS.  DEDUCTIONS   ENDING
              -------      ---------    -------     ------  ----------   ------


              1999        $  66,900     $143,081    $--        $--      $209,081

              2000        $ 209,081     $(8,984)    $--        $--      $200,097


16. Subsequent Events

         On April 1, 2000, the Company entered into a contract with a consultant which terminates on April 1, 2002. Under the terms of the contract the consultant will receive $10,000 per month, 250,000 common shares of the company under a vesting schedule which coincides with that of the contract, and two options to purchase the Company's common stock for $1 per share. Both options represent 37,500 shares. The first option will be granted by December 1, 2000 and the second option after December 1, 2000 and before April 1, 2001.

17. Equity Investment

         The Company owns approximately 44% of the common shares of Iconix International, Inc. ("Iconix") and accounts for this investment on an equity basis. The following is summarized financial information of Iconix as of June 30, 2000 and for each of the two fiscal years in the period ended June 30, 2000.

                                              JUNE 30,
                                      2000              1999
                                      ----              ----

Current Assets                      $ 69,998
                                    ========
Noncurrent Assets                   $206,492
                                    ========
Current Liabilities                 $221,656
                                    ========
Noncurrent Liabilities              $  - 0 -
                                    ========
Net Sales                            613,082         1,720,751
                                    ========         =========
Gross Profit                         262,086           402,952
                                    ========         =========
Income from
 Continuing Operations               (602,845)         (55,385)
                                    =========        =========
Net Income (Loss)                    (602,845)         (55,385)
                                    =========        =========

18.Presentation

         Certain amounts in the June 30, 1999 financial statements have been reclassified to correspond with the June 30, 2000 presentation.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                              FINANCIAL STATEMENTS
                                  JUNE 30, 1999

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheet of Tengtu International Corp. and its subsidiaries as of June 30, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two fiscal years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tengtu International Corp. And its subsidiaries as of June 30, 1999, and the results of their operations and their cash flows for each of the two fiscal years in the period then ended in conformity with United States generally accepted accounting principles.

The accompanying statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $1,940,024 for the year ended June 30, 1999 and, as of that date, had a working capital deficiency of $2,420,503. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Moore Stephens, P.C.
Certified Public Accountants
New York New York

September 26, 1999, except for Note 2 as to which the date is November 15, 1999.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1999

                                     ASSETS

CURRENT ASSETS

    Cash and cash equivalents                                       $   115,552
    Accounts receivable, net of allowance for
         doubtful accounts of $209,981                                   50,625
    Due from related party                                              323,287
    Prepaid expenses                                                     29,903
    Inventories                                                          34,448
    Other receivables                                                    13,346
                                                                    -----------
                  Total Current Assets                                  567,161

PROPERTY AND EQUIPMENT, net                                           1,205,760

INVESTMENTS - at equity                                                  80,147

OTHER ASSETS                                                             58,844
                                                                    -----------
TOTAL ASSETS                                                        $ 1,911,912
                                                                    ===========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable                                                $ 1,475,409
    Accrued expenses                                                    404,776
    Due to related party consultants                                  1,059,549
    Other liabilities                                                    47,930
                                                                    -----------
                  Total Current Liabilities                           2,987,664
                                                                    -----------

COMMITMENTS [Note 8]

STOCKHOLDERS' DEFICIT
    Preferred stock, par value $.01 Per share;authorized
     10,000,000 shares; issued -0- shares
    Common stock, par value $.01 Per share; authorized
     100,000,000 shares; issued 19,477,607 shares                       194,777
    Additional paid in capital                                        9,220,096
    Accumulated deficit                                             (10,483,089)
    Accumulated Other Comprehensive Income (Loss):
     Cumulative translation adjustment                                   (6,752)
                                                                    -----------
                                                                     (1,074,968)
    Less: Treasury stock, at cost, 78,420 common shares                    (784)
                                                                    -----------
                  Total Stockholders' Deficit                        (1,075,752)
                                                                    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                         $ 1,911,912
                                                                    ===========


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEAR ENDED JUNE 30,



                                                     1999              1998
                                                     ----              ----
SALES                                            $    624,121       $ 3,233,170
COST OF SALES                                         769,608         3,010,160
                                                 ------------      ------------
GROSS INCOME (LOSS)                                  (145,487)          213,010
                                                 ------------      ------------
OPERATING EXPENSES
  Research and development                              1,440           511,889
  General and administrative                        1,474,452         3,410,907
  Bad debts                                           143,347            66,898
  Advertising                                              19           128,709
  Selling                                              52,671           298,396
  Depreciation                                         43,217            97,858
  Write down of goodwill                                 -0-            180,000
                                                 ------------      ------------
                                                    1,715,146         4,694,657
                                                 ------------      ------------
OTHER INCOME (EXPENSE)
  Equity earnings in investee                         (65,274)           18,967
  Interest income                                       3,923            22,578
  Other income                                         35,585            38,088
                                                 ------------      ------------
                                                      (25,766)           79,633
                                                 ------------      ------------
NET LOSS                                         $ (1,886,399)     $(4,402,014)
                                                 ============      ============
NET LOSS PER COMMON SHARE
 [Basic and Diluted]                             $       (.10)     $       (.23)

WEIGHTED AVERAGE NUMBER OF SHARES                  19,317,382       18,813,545





              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

                                                                                                                ACCUMULATED
                                     COMMON STOCK          ADDITIONAL                                              OTHER
                                     ------------           PAID-IN        COMPREHENSIVE    ACCUMULATED        COMPREHENSIVE
                                  SHARES       AMOUNT       CAPITAL         INCOME(LOSS)      DEFICIT          INCOME(LOSS)
                                  ------       ------       -------         ------------      -------          ------------

BALANCE-JUNE 30,1997             18,797,107  $ 187,972   $  9,399,678                      $ (4,194,676)     $   (15,631)

ISSUANCE OF COMMON STOCK
  IN EXCHANGE FOR SERVICES
 AT FAIR VALUE-JUNE 19, 1998        500,000      5,000         (5,000)            -0-           -0-                 -0-

AMORTIZATION OF DEFERRED
COMPENSATION RELATED TO
STOCK OPTIONS ISSUED IN
YEAR ENDED JUNE 1997                   --          -0-            -0-             -0-           -0-                 -0-

OTHER                                  --          -0-            (27)            -0-           -0-                 -0-

OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT           --          -0-            -0-      $    6,296           -0-                6,296

COMPREHENSIVE INCOME:
 NET LOSS                              --          -0-            -0-      (4,402,014)       (4,402,014)            -0-
                                                                         -------------
COMPREHENSIVE INCOME                                                      $(4,395,718)
                                 ----------  ---------   ------------    =============     ------------    -------------


BALANCE-JUNE 30,1998             19,297,107    192,972      9,394,651                        (8,596,690)          (9,335)

ISSUANCE OF COMMON STOCK
  RELATED TO DEFERRED
  COMPENSATION                      180,500      1,805          8,258             -0-           -0-                 -0-

AMORTIZATION OF DEFERRED
 COMPENSATION RELATED TO
 STOCK OPTIONS AND COMMON
 STOCK FOR SERVICES                    --          -0-            -0-             -0-           -0-                 -0-
OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT           --          -0-            -0-       $   2,583           -0-                2,583
COMPREHENSIVE INCOME:
 NET LOSS                              --          --             --       (1,886,399)       (1,886,399)            --
                                                                         -------------
COMPREHENSIVE INCOME                                                     $ (1,883,816)
                                 ----------  ---------   ------------    =============     ------------    -------------

BALANCE-JUNE 30, 1999            19,477,607  $ 194,777   $  9,402,909                      $(10,483,089)   $      (6,752)
                                 ==========  =========   ============                      ============    =============




                                                 TREASURY    UNAMORTIZED      STOCK-
                                                 STOCK A      DEFERRED        HOLDERS'
                                                   COST     COMPENSATION      EQUITY
                                                   ----     ------------      ------
BALANCE-JUNE 30,1997                            $    (784)  $  (770,313)   $ 4,606,246

ISSUANCE OF COMMON STOCK
  IN EXCHANGE FOR SERVICES
 AT FAIR VALUE-JUNE 19, 1998                           -0-        -0-            -0-

AMORTIZATION OF DEFERRED
COMPENSATION RELATED TO
STOCK OPTIONS ISSUED IN
YEAR ENDED JUNE 1997                                   -0-      293,750        293,750

OTHER                                                  -0-        -0-              (27)

OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT                           -0-        -0-            6,296

COMPREHENSIVE INCOME:
 NET LOSS                                              -0-        -0-       (4,402,014)
                                                 ---------      -------     -----------
COMPREHENSIVE INCOME


BALANCE-JUNE 30,1998                                 (784)     (476,563)        504,251

ISSUANCE OF COMMON STOCK
  RELATED TO DEFERRED
  COMPENSATION                                         -0-        -0-            10,063

AMORTIZATION OF DEFERRED
 COMPENSATION RELATED TO
 STOCK OPTIONS AND COMMON
 STOCK FOR SERVICES                                    -0-      293,750         293,750

OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT                           -0-                        2,583
COMPREHENSIVE INCOME:
 NET LOSS                                              --          --        (1,886,399)

                                                ----------  -----------    ------------
COMPREHENSIVE INCOME

BALANCE-JUNE 30, 1999                           $    (784)  $  (182,813)   $ (1,075,752)
                                                =========   ===========    ============



              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEAR ENDED JUNE 30,

                                                                         1999           1998
                                                                        -------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES

     NET LOSS                                                         $(1,886,399)   $(4,402,014)
     ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED
     (USED) BY OPERATING ACTIVITIES:
         DEPRECIATION AND AMORTIZATION                                    292,808        289,613
         PROVISION FOR BAD DEBT                                           143,081         66,900
         NONCASH COMPENSATION EXPENSE ON GRANTING OF STOCK OPTIONS              0         50,000
         INVESTMENT - AT EQUITY                                            65,274         (3,560)
         NONCASH COMPENSATION EXPENSE ON SHARES ISSUED FOR SERVICES       303,813        243,750
         WRITE-DOWN OF GOODWILL                                                 0        180,000
         CHANGES IN OPERATING ASSETS AND LIABILITIES:
         DECREASE (INCREASE) IN OPERATING ASSETS:
              ACCOUNTS RECEIVABLE                                         (76,644)        79,738
              PREPAID EXPENSES                                              5,307        559,611
              INVENTORIES                                                 191,164        248,840
              ADVANCES TO SUPPLIERS                                       122,415        180,908
              OTHER RECEIVABLES                                            13,382         88,097
              DUE FROM INVESTEE                                            50,000        (50,000)
              ADVANCE                                                           0         50,228
              DUE FROM RELATED PARTY                                      (32,762)      (258,819)
              OTHER ASSETS                                                (44,307)        14,147
         INCREASE (DECREASE) IN OPERATING LIABILITIES:
              ACCOUNTS PAYABLE                                             87,615      1,084,875
              ACCRUED EXPENSES                                             53,019       (256,879)
              DUE TO RELATED PARTY CONSULTANTS                            481,124        518,931
              DUE TO RELATED PARTY                                              0        (49,756)
              OTHER LIABILITIES                                            (1,768)       (24,430)
                                                                      -----------    -----------
               NET CASH (USED) BY OPERATING ACTIVITIES                   (232,878)    (1,389,820)
                                                                      -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     PURCHASE OF PROPERTY AND EQUIPMENT                                   (63,959)      (945,135)
     CHANGE FROM CONSOLIDATION TO EQUITY ACCOUNTING FOR INVESTEE                0        (43,669)
                                                                      -----------    -----------
         NET CASH USED BY INVESTING ACTIVITIES                            (63,959)      (988,804)
                                                                      -----------    -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                     2,583          3,867
                                                                      -----------    -----------
DECREASE IN CASH AND CASH EQUIVALENTS                                    (294,254)    (2,374,757)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                              409,806      2,784,563
                                                                      -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                $   115,552    $   409,806
                                                                      ===========    ===========

NONCASH INVESTING AND FINANCING ACTIVITIES:
THE COMPANY ISSUED COMMON STOCK VALUED AT $10,063
IN EXCHANGE FOR SERVICES FOR THE YEAR ENDED JUNE 30, 1999.



              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. THE COMPANY

         Tengtu International Corp. (The "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. After operating as a development stage enterprise through 1991, the Company became inactive and remained so until May 1996, when control of it was acquired by several individuals. On May 24, 1996 the company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee are the development and marketing of educational software and other forms of electronic publishing in China and Canada.

2. GOING CONCERN

         As shown in the accompanying financial statements, the Company incurred a net loss of $1,886,399 for the year ended June 30, 1999 and, as of that date, had a working capital deficiency of $2,420,502. Those factors, as well as a significant downsizing of operations in its largest operating subsidiary for the year ended June 30, 1999, create an uncertainty about the company's ability to continue as a going concern.

         Management has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes an injection of $250,000 into the Company, allocated approximately $150,000 as equity and $100,000 as debt; the majority of the funds was received by october 28, 1999. Additionally, the Chinese government has granted the minority owner of one of the Company's subsidiaries in China an exclusive license to upgrade the computer systems in grades kindergarten through twelve in the Chinese public school system. This project is intended to be carried out through the Company's subsidiary. In order to exploit this license, the minority owner has entered into three market development agreements, including one with Microsoft (China) Co., Ltd., to provide computer software and hardware to the schools. To help fund this project, the minority owner of the Company's subsidiary has received bank loans of approximately $4,600,000, which were received in two installments in September and November 1999. It is anticipated that the Company's subsidiary will receive advances if these monies from the minority owner of the subsidiary on an as needed basis. Additionally, the Company has entered into agreements with a number of its related party consultants (see Note 10) to defer payment of their respective fees until the Company completes a major financing transaction, either through equity or debt (see additional plans - Note
         17a).

         The ability of the Company to continue as a going concern is dependent on the success of its plan. The financial statements do not include any adjustments that might be necessary if the company is unable to continue as a going concern.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES

         a. PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant intercompany balances and transactions have been eliminated on consolidation.

         The Company contributed capital of $6,000,000 to a subsidiary in which the minority has a 43% interest. No portion of the $6,000,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company.

         In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

         In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

         b. Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 1999, and reported amounts of revenues and expenses during each of the two fiscal years then ended. Actual results could differ from those estimates.

         c. Revenue Recognition

         Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted users and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists,
         (2) delivery has occurred, (3) the company's fee is fixed and determinable and (4) collectibility is probable. Revenue from software license fees is recognized on a straight line basis over the term of the license.

         Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within approximately two weeks of delivery.

         The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

         d. INVENTORIES

         Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

         e. PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets, which range from two to ten years.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         f. GOODWILL

         Goodwill represented the excess of cost of an acquired subsidiary over the fair value of net assets acquired, and was amortized on the straight-line basis over ten years. [See Note 5].

         g. CASH EQUIVALENTS

         The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

         h. INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

         The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. Federal income tax return.

         i. LOSS PER SHARE

         Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 1999 and 1998, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they may dilute earnings per share in the future.

         j. ADVERTISING EXPENSE

         The Company expenses advertising costs as incurred.

         k. IMPAIRMENT

         The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. [See Note 5].

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         l. FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

         The functional currency of the Company's subsidiary and joint venture in China is the Renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

         Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into u.S. Dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity. Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes.

         The Chinese government imposes significant exchange restrictions on transferring funds out of China for purposes unrelated to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

         m. ACCUMULATED OTHER COMPREHENSIVE INCOME

         Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

         n. STOCK-BASED COMPENSATION

         On July 1, 1996, the Company adopted the disclosure requirements of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by accounting principles board ("APB") Opinion No. 25, "Accounting for stock issues to employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         o. SOFTWARE COSTS

         Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years or the useful life of the related product.

4. PROPERTY AND EQUIPMENT

         Property and equipment at June 30, 1999 is comprised as follows:


         COMPUTER HARDWARE                            $ 106,097
         COMPUTER SOFTWARE                                9,057
         FURNITURE AND FIXTURES                          45,479
         AUTOMOBILES                                    206,553
         OFFICE EQUIPMENT                                89,369
         LEASEHOLD IMPROVEMENT                           27,137
         IDLE EQUIPMENT                                  73,305
         PRODUCTION EQUIPMENT                         1,256,574
                                                     ----------
         TOTAL AT COST                                1,813,571
         LESS: ACCUMULATED DEPRECIATION                (607,811)
                                                     ----------
         NET PROPERTY AND EQUIPMENT                  $1,205,760
                                                     ==========

         Depreciation charged to operations for the year ended June 30, 1999 and 1998 was $292,808 and $289,729, respectively, of which approximately $214,601 and $191,871 was included in cost of sales for the year ended June 30,1999 and June 30, 1998, respectively.

         5. IMPAIRMENT OF GOODWILL

         During the fiscal year ended June 30, 1998, the Company recorded an impairment loss of $180,000 from the write down of goodwill. As a result of the loss for the year ended June 30, 1998, and the necessary revisions to the projected future undiscounted cash flows, there was no longer justification for the carrying value of goodwill resulting from the Company's investment in a joint venture of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June 1996. Fair value of goodwill was based on the present value of estimated expected future cash flows from the related assets. As of June 30, 1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

6. INCOME TAXES

         For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

         The Company has accumulated approximately $5,330,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2005 to 2019. Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of section 382 of the internal revenue code, as amended.

         As the Company is not liable for either current or deferred income taxes for the years ended June 30, 1999 and 1998, respectively, no provision is shown on the statement of operations. The Company has recorded a deferred tax asset of approximately $1,813,000 at June 30, 1999 and $1,486,000 at June 30, 1998 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $327,000 and $717,000 during the years ended June 30, 1999 and 1998, respectively. The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

         The net operating losses for the Company's Chinese joint venture and subsidiaries, total approximately $6,230,000. Net operating losses in china can be carried forward for five years. The Company's chinese net operating losses expire between 2002 and 2004.

7. CONCENTRATION OF CREDIT RISK

         The Company operates through subsidiaries located principally in Beijing, China and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in both geographic regions.

         The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

7. CONCENTRATION OF CREDIT RISK (CONTINUED)

         The Company established an allowance for doubtful accounts at June 30, 1999 of $209,981. The Company believes any credit risk beyond this amount would be negligible.

         At June 30, 1999, the Company had approximately $96,700 of cash in banks uninsured. The Company did not have balances in excess of the federally insured amounts in U.S. banks. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.


         For the fiscal years ended June 30, 1999 and 1998 no customer accounted for more than 10% of total sales.

8. COMMITMENTS AND CONTINGENCIES

         a. The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:

         YEAR ENDING
         JUNE 30,
         -----------
          2000                           $ 80,810
          2001                             66,075
          2002                             51,340
                                        ---------
          TOTAL                         $ 198,225
                                        =========

Rent expense for the years ended June 30, 1999 and 1998 has been charged as follows:


                                                       YEAR ENDED JUNE 30,

                                                       1999         1998
                                                       ----         ----

         GENERAL AND ADMINISTRATIVE EXPENSE       $   54,551   $  790,065
         RESEARCH AND DEVELOPMENT                          0      110,810
         SELLING EXPENSE                               8,900       79,531
         COST OF SALES                                52,114       72,257
                                                  ----------   ----------
         TOTAL RENT EXPENSE                       $  115,565   $1,052,663
                                                  ==========   ==========

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)


         The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:


                  YEAR ENDING
                  JUNE 30,
                  --------
                     2000                                273,750
                                                         -------

         b. The Company leased office space under an operating lease expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability of $538,000 is included in accrued expenses at June 30, 1999 and is part of rent expense within the statement of operations for the year ended June 30, 1998.

         c. The Company is committed to contribute $6,000,000 to the joint venture (see Note 5) and to begin making deferred compensation payments to its related party consultants (see Notes 2 and 10) upon the completion of its next major financing. However, the timing of the payment of deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's board of directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

9. RELATED PARTY TRANSACTIONS

         In the normal course of business with the joint venturer, the Company generated a receivable balance of $293,287, which represents the net balance of advances to and from the company during the year ended June 30, 1999. The Company advanced $30,000 to one of the officers during the year.

         During 1999 and 1998, respectively, the Company incurred consulting and related expenses of approximately $787,400 and $952,700 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. Approximately $249,500 of the amount incurred in fiscal year 1998 was paid during the same year. No payments have been made for the amounts incurred in fiscal year 1999.

         Of the total expenses incurred, approximately $243,750 for both 1999 and for 1998 represents the value of common shares issued for services to two officers. The officers entered into agreements with the Company in the year ended june 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. STOCK OPTIONS

         The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 shares. The first stock option plan was approved on December 29, 1998 for two (2) million shares. The second stock option plan was approved on August 31, 1999 for three (3) million shares. Both plans were approved by the shareholders of the company. The maximum number of shares granted to any individual under the two stock option plans is 300,000 shares. The following were granted stock options under the first plan in March, 1999 (1997 plan), but have not yet exercised the options.


         Pak Cheung, Chairman and CEO                   300,000 shares
         Barry Clark, President and Director            300,000 shares
         Jack Lian, Director                            300,000 shares
         Hai Nan, Director                              300,000 shares
         Xiao Feng Lin, President, Tengtu United        300,000 shares
         Greg McLelland, Vice President                 150,000 shares*
         Simon Hui, VP Finance and Controller            75,000 shares
         Michael Meakes, VP - Iconix                     50,000 shares
         Other Employees                                300,000 shares**
         Gordon Reid, Director                           75,000 shares
         John Watt, Director                             75,000 shares
         Michael Nikiforuk, Director                     75,000 shares

         TOTAL                                    2,300,000 shares

         * On April 8, 1997, the Company entered into an agreement with Gregory McLelland to provide consulting services and to serve as an officer of the Company. The term of the agreement is three years. The agreement provides a $125,000 annual salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

         ** To various employees of Tic Beijing and Tengtu United who are not officers or directors of the Company.

         The shortfall in the 1997 plan was made up from shares included in the 1999 plan.

         The following were granted stock options under the 1999 plan but have not yet exercised the options:

         Simon Hui, VP Finance and Controller            75,000 shares

         All of the stock options granted under the 1997 plan, except for 150,000 issued to Greg McLelland (see above and the following paragraph), had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of grant. The Board of Directors determines the life, but has not yet done so for the options granted.

         The following table summarized information concerning currently outstanding and exercisable stock options.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. STOCK OPTIONS (CONTINUED)


                    OUTSTANDING      WEIGHTED AVERAGE   EXERCISABLE AT
EXERCISE PRICE    AT JUNE 30, 1999   CONTRACTUAL LIFE   JUNE 30, 1999
--------------    ----------------   ----------------   -------------

$.25                 150,000           8.0 YEARS            150,000
 .218               1,850,000           9.5 YEARS          1,850,000

         Greg McLelland was granted options on April 8, 1997 to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of grant. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 1999, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 And related interpretations. The deferral is being recognized ratably over three years, with $50,000 being charged to operations for the years ended June 30, 1999 and 1998. Had the company elected to recognize compensation expense for all options granted using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:


                                                YEARS ENDED JUNE 30,
                                                --------------------
                                             1999               1998
                                             ----               ----

NET LOSS AS REPORTED                    $  (1,886,399)   $  (4,402,014)
PRO FORMA NET LOSS                         (2,176,401)      (4,416,348)
LOSS PER SHARE AS REPORTED                       (.10)            (.23)
PRO FORMA LOSS PER SHARE                         (.11)            (.23)

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000.

         The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. STOCK OPTIONS (CONTINUED)



                                        JUNE 30, 1999  JUNE 30, 1997
                                        -------------  -------------

RISK FREE INTEREST RATE                    4.5           6.5
EXPECTED LIFE                              2.0           1.8
EXPECTED VOLATILITY                       13.7          16.2
EXPECTED DIVIDENDS                        NONE          NONE


11. AUTHORITATIVE PRONOUNCEMENTS

         In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting comprehensive income" and SFAS No. 131, "Disclosures about segments of an enterprise and related information". Both are effective for financial statements for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 131 changes how operating segments are reported in the annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders.

         Both standards have been adopted in these financial statements. In February 1998, the FASB issued SFAS No. 132, "Employers disclosure about pensions and other postretirement benefits", which is effective for fiscal years beginning after December 15, 1997. The modified disclosure requirements are not expected to have a material impact on the Company's results of operations, financial position or cash flows. The fasb issued SFAS No. 133 "Accounting for derivative instruments and hedging activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 Requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

         SFAS No. 133 Is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 Should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all the provisions of SFAS No. 133 is not to be applied retroactively to the financial statements of prior periods. The company will evaluate the new standard to determine any required new disclosures or accounting.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

12. SUBSEQUENT EVENT

         a. In July, 1999, the Company incorporated a holding company, Edsoft Platforms (Canada) Inc. ("Edsoft") in which it owns 55%. Edsoft owns 100% of a newly incorporated company, Edsoft Platforms (H.K.) Limited which markets educational software in Hong Kong. The Company will contribute technology and a group of private investors, in July 1999, has advanced approximately $250,000 into edsoft as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full after 3 years.

13. LITIGATION

         In December 1998 one of the Company's Chinese subsidiaries reached a court settlement with one of its suppliers that requires the subsidiary to return approximately $93,500 of inventory to the supplier. This amount has been removed from inventory and the liability is included in accounts payable at June 30, 1999.

14. PRESENTATION

         Certain amounts in the June 30, 1998 financial statements have been reclassified to correspond with the June 30, 1999 presentation.


15. SUBSEQUENT EVENT (UNAUDITED)

         a. EQUITY FINANCING

         The Company is negotiating for additional equity financing of approximately $5,000,000, which will be contributed to Edsoft Platforms (H.K.) Limited (see Note 12). The potential investor will then own approximately 20% of that company.

16. ALLOWANCE FOR BAD DEBTS



FOR THE
YEAR ENDED   BALANCE-    CHARGED TO   CHARGED TO                     BALANCE-
JUNE 30,     BEGINNING   EXPENSE      OTHER ACCTS.    DEDUCTIONS     ENDING
--------     -------     -------      ------------    ----------     ------

1998        $ --         $ 66,900      $ --            $ --        $ 66,900
1999        $ 66,900      143,081        --              --         209,981



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000

                                                           AS AT          AS AT
                                                       SEPT 30,2000   JUNE 30, 2000
                                                       (UNAUDITED)
                                                       -----------    -------------
                                     ASSETS

CURRENT ASSETS
    CASH AND CASH EQUIVALENTS                        $    707,044         919,091
    ACCOUNTS RECEIVABLE, NET OF
     ALLOWANCE FOR DOUBTFUL ACCOUNTS
     OF $200,097                                           75,989          36,009
    DUE FROM RELATED PARTY                                 96,890         170,123
    PREPAID EXPENSES                                       14,779           3,715
    INVENTORIES                                                 0          18,071
    OTHER RECEIVABLES                                      14,803           5,588
                                                     ----------------------------
                   TOTAL CURRENT ASSETS                   909,505       1,152,597
                                                     ----------------------------
PROPERTY AND EQUIPMENT, NET                               902,208         967,840
                                                     ----------------------------

OTHER ASSETS
     NOTES RECEIVABLE                                      71,940          71,940
     ADVANCE TO DIRECTOR                                   67,511          60,011
     LICENSE FEES                                         118,750         125,000
     OTHER ASSETS                                          10,325          30,454
                                                     ----------------------------
                                                          268,526         287,405
                                                     ----------------------------
TOTAL ASSETS                                         $  2,080,239       2,407,842
                                                     ============================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    ACCOUNTS PAYABLE                                 $  1,710,440    $  1,690,658
    ACCRUED EXPENSES                                      442,890         419,160
    RELATED PARTY LOAN PAYABLE                            100,000         100,000
    DUE TO RELATED PARTY CONSULTANTS                    1,565,026       1,415,026
    OTHER LIABILITIES                                     470,704         414,197
                                                     ----------------------------
                  TOTAL CURRENT LIABILITIES             4,289,060       4,039,041
                                                     ----------------------------
OTHER LIABILITIES
     RELATED PARTY LOANS PAYABLE                          255,490         255,490
     CONVERTIBLE DEBENTURE, NET OF DISCOUNT             1,213,688       1,194,334
                                                     ----------------------------
                                                        1,469,178       1,449,824
                                                     ----------------------------
STOCKHOLDERS' DEFICIT
    PREFERRED STOCK, PAR VALUE $.01 PER SHARE;
      AUTHORIZED 10,000,000 SHARES;
      ISSUED -0- SHARES
    COMMON STOCK, PAR VALUE $.01 PER SHARE;
      AUTHORIZED 100,000,000 SHARES;
      ISSUED 23,890,607 SHARES                            238,907         238,907
    ADDITIONAL PAID IN CAPITAL                         11,871,444      11,871,444
    ACCUMULATED DEFICIT                               (15,782,209)    (15,184,374)
    ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
      CUMULATIVE TRANSLATION ADJUSTMENT                    (5,357)         (6,216)
                                                     ----------------------------
                                                       (3,677,215)     (3,080,239)
    LESS: TREASURY STOCK, AT COST,
     78,420 COMMON SHARES                                    (784)           (784)
                                                     ----------------------------
          TOTAL STOCKHOLDERS' DEFICIT                  (3,677,999)     (3,081,023)
                                                     ----------------------------
TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT                                $  2,080,239       2,407,842
                                                     ============================

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)




SALES                                                              $  1,143,446
COST OF SALES                                                         1,035,967
                                                                   ------------
GROSS PROFIT                                                            107,479
                                                                   ============
OPERATING EXPENSES
  GENERAL AND ADMINISTRATIVE                                            382,472
  RELATED PARTY CONSULTANTS                                             180,000
  SELLING                                                                73,765
  DEPRECIATION AND AMORTIZATION                                          13,504
                                                                   ------------
                                                                         649,741
                                                                   ------------
OTHER INCOME (EXPENSE)
  INTEREST INCOME                                                         5,436
  INTEREST EXPENSE                                                      (61,009)
                                                                   ------------
                                                                        (55,573)
                                                                   ------------
NET LOSS                                                           $   (597,835)
                                                                   ============
NET LOSS PER COMMON SHARE [BASIC AND DILUTED]                      $     (0.025)

WEIGHTED AVERAGE NUMBER OF SHARES                                    23,890,607




              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)
                                                                                                              ACCUMULATED
                                     COMMON STOCK              ADDITIONAL                                       OTHER
                                     ------------               PAID-IN      COMPREHENSIVE    ACCUMULATED    COMPREHENSIVE
                                   SHARES          AMOUNT       CAPITAL       INCOME(LOSS)      DEFICIT       INCOME(LOSS)
                                   ------          ------       -------       ----------        -------       -------------
BALANCE JUNE 30, 2000            23,890,607        238,907     11,871,444           --       (15,184,374)         (6,216)

OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT           --                0              0            859               0             859

COMPREHENSIVE INCOME:
 NET LOSS                              --             --             --         (597,835)       (597,835)           --
                                                                            ------------
                                                                                (596,976)
                               ------------   ------------   ------------   ------------    ------------    ------------
BALANCE SEPTEMBER 30, 2000       23,890,607   $    238,907   $ 11,871,444                   $(15,782,209)   $     (5,357)
                               ============   ============   ============                   ============    ============



                                     TREASURY      UNAMORTIZED
                                     STOCK AT        DEFERRED     STOCKHOLERS'
                                      COST         COMPENSATION     DEFICIT
                                   -----------     ------------    ----------

BALANCE JUNE 30, 2000                  (784)              0      (3,081,023)

OTHER COMPREHENSIVE INCOME:
 FOREIGN CURRENCY ADJUSTMENT              0               0             859

COMPREHENSIVE INCOME:
 NET LOSS                              --              --          (597,835)

                              ------------    ------------    ------------
BALANCE SEPTEMBER 30, 2000     $       (784)   $         0    $ (3,677,999)
                               ============    ============    ============







              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)


CASH FLOWS FROM OPERATING ACTIVITIES
NET LOSS                                                              $(597,835)
ADJUSTMENTS TO RECONCILE NET LOSS TO
 NET CASH USED BY OPERATING ACTIVITIES:
   DEPRECIATION AND AMORTIZATION                                         73,392
   NONCASH INTEREST EXPENSE-
     CONVERTIBLE DEBENTURE                                               19,354
   CHANGES IN OPERATING ASSETS
   AND LIABILITIES
     DECREASE(INCREASE)ON OPERATING ASSETS:
       ACCOUNTS RECEIVABLE                                              (39,980)
       DUE FROM RELATED PARTY                                            73,233
       PREPAID EXPENSES                                                 (11,064)
       INVENTORIES                                                       18,071
       OTHER RECEIVABLES - CURRENT                                       (9,215)
       ADVANCE TO DIRECTOR                                               (7,500)
       OTHER ASSETS                                                      20,129
     INCREASE (DECREASE)IN OPERATING LIABILITIES:
       ACCOUNTS PAYABLE                                                  19,782
       ACCRUED EXPENSES                                                  23,730
       DUE TO RELATED PARTY CONSULTANTS                                 150,000
       OTHER LIABILITIES                                                 56,507
                                                                      ---------
   NET CASH USED BY OPERATING ACTIVITIES                               (211,396)
                                                                      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 PURCHASE OF PROPERTY AND EQUIPMENT                                      (1,510)
                                                                      ---------
  NET CASH USED BY INVESTING ACTIVITIES                                  (1,510)
                                                                      ---------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                     859
                                                                      ---------
INCREASE(DECREASE) IN CASH
  AND CASH EQUIVALENTS                                                 (212,047)
CASH AND CASH EQUIVALENTS,
BEGINNING OF QUARTER                                                    919,091
                                                                      ---------
CASH AND CASH EQUIVALENTS, END OF QUARTER                               707,044
                                                                      =========



              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

NOTES

BASIS OF PRESENTATION

         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the financial statements not misleading have been included. Results for the three months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2001. For further information, refer to the consolidated financial statements and footnotes thereto included in tengtu international corp. (The "Company") and subsidiary's annual report on form 10-K for the fiscal year ended June 30, 2000.

         The accompanying unaudited consolidated financial statements do not contain comparative columns for the interim period ended September 30, 1999. The company has only recently gained the capability of producing quarterly financial statements, filing its first Form 10-Q for the fiscal quarter ended December 31, 1999.

1. Principles of Consolidation

         In accordance with Cccounting Research Bulletin 51, the Company has charged to income the losses applicable to the minority interests of subsidiaries where such losses were in excess of the minorities' interests in the equity capital of the joint venture and subsidiaries, including any guarantees or commitments from minority owners for further capital contributions.

2. Long-term Debt

         On December 23, 1999, the Company received cash in the amount of $1,500,000 in exchange for a four year floating convertible debenture ("debenture") convertible into shares of tengtu's $.01 par value common stock ("common stock") and a separate common stock warrant ("warrant") for the purchase of 1,500,000 shares of common stock. The purchaser of the debenture and warrant is Top Eagle Holdings Limited, a British Virgin Islands company ("Top Eagle"). The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of the Hong Kong and Shanghai banking corporation plus two percent (approximately 9% as at September 30, 2000). The debenture is convertible into the Company's common stock at a conversion price of $.50 during the first year, $1.00 during the second year, $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's common stock at the then existing market price minus twenty percent.

         The warrant gives the holder the right to purchase 1,500,000 shares of the Company's common stock at $1.00 Per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The warrant shall become void three years after issuance. In connection with the purchase of the debenture and warrant, the Company and Top Eagle entered into an investor rights agreement which provides that on or before June 15, 2000, Top Eagle may purchase additional convertible debentures for up to $3.5 million and receive additional warrants on substantially the same terms. Top Eagle did not exercise these rights. The investor rights agreement also provides the holder(s) of the debenture, warrant and or the shares issued upon conversion or exercise thereof, with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

         Because no portion of the price paid by Top Eagle was for the warrants, the warrants were assigned a value by the company and the debenture was discounted by that amount. The interim financial statements reflect entries of $346,154 for a discount to the debenture and paid in capital for the warrant. This value was assigned as follows. On the date that the debenture and warrant were sold to Top Eagle, the Company's stock was trading at $1.60 per share and the warrant was exercisable at $1.00. Therefore, the warrant had a value between $.00 And $.60 per share. The Company chose to value the warrant at $.30 per share. The gross amount of the debenture and warrant were therefore $1.5 million (debenture) plus $450,000 (warrant - $.30 X 1,500,000) for a total of $1.95 million. Of the $1.95 million, the warrant represents 23.08% ($450,000/$1.95 million). The discount to the debenture was calculated by multiplying the percentage of the total represented by the warrant (23.08%) By the total proceeds received from the sale ($1.5 million). The discount to the debenture was therefore equal to $346,154 and the debenture was discounted to $1,153,846 ($1.5 million - $346,154).

         On the date the debenture was issued, the conversion price was $.50 And the market price was $1.60. The conversion feature was valued at the full adjusted amount of the debenture, after valuation of the warrant, of $1,153,846. Because the debenture was immediately convertible, the full discount was charged to interest expense for the fiscal year ended June 30, 2000.

3.  Related Party Transactions

         Due to the continued downsizing of the staff of the joint venture (Tengtu United), the operations of the venture during the quarter ended September 30, 2000 were carried out by the minority interest holder. At September 30, 2000, the joint venture had a receivable balance of $96,980. At June 30, 2000, the joint venture had a receivable balance from the minority interest holder of $170,123. The Company advanced $7,500 to one of the officers during the quarter.

         During the quarter ended September 30, 2000, the Company incurred consulting and related expenses of approximately $180,000 from officers and directors of the company or its subsidiaries or companies controlled by these officers and directors. Only $30,000 in payments have been made for the quarter.

         In January 2000, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. If Pak Cheung is able to raise $3,000,000 or more in capital for the Company or a 50% or more owned joint venture or subsidiary, Comadex shall receive an option to purchase 1,000,000 shares of the Company's common stock at the closing price on the day the capital is received by the Company.

         On September 9, 1999 a company director loaned $100,000 to the Company. The loan bears interest at 6% per annum and is due in twelve months. The loan is convertible at the option of the Company director at the rate of $0.35 Per share, or into an aggregate of 285,14 shares of the Company's common stock. The loan is guaranteed by another director of the company. At the date of the loan, the Company's common stock was trading at $0.25 per share, therefore the loan does not contain a beneficial conversion feature.

         On April 1, 2000, the company entered into a contract with a consultant which terminates in April, 2002. Under the terms of the contract the consultant will receive $10,000 per month, 250,000 common shares of the Company under a vesting schedule which coincides with that of the contract, and two options to purchase the Company's common stock for $1 per share. Both options represent 37,500 shares. The first option will be granted by December 1, 2000, and the second option after December 1, 2000 and before April 1, 2001.

4. H.K.$2,000,000 Loan to Edsoft Platforms (Canada) Ltd.

         A group of private investors, in July 1999, advanced approximately $250,000 into Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002.

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5. License Fees

         On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the company a fee-bearing, nonexclusive license right to promote and otherwise market netopia's web site product and services to the Company's customers. The agreement shall continue in perpetuity until terminated by either party. The cost of the agreement or $125,000 is being amortized on a straight-line basis over five years. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.

6.  Subsequent Events

         A. On October 25, 2000, the Company entered into an investment agreement with Swartz Private Equity, L.L.C. ("Swartz") (the "investment agreement"). The investment agreement entitles the Company to issue and sell up to $30 million of the Company's common stock to Swartz subject to a formula based on the stock price and trading volume, from time to time over a three year period, following the effective date of a registration statement on Form S-1. The investment agreement defines each issuance and sale as a "put."

         Under the investment agreement, Swartz will pay the Company a percentage of the market price for each share of common stock during the 20 business days immediately following the date the Company elects to sell stock to swartz in a put is used to determine the price swartz will pay and the number of shares the Company will issue in return. For each share of common stock, Swartz will pay the Company the lesser of:

         - the "market price" for each share, minus $.075; Or - 92% of the "market price" for each share.

The "market price is the lowest bid price during the 20 day period preceding a put.

         Each time the Company sells shares of its common stock to swartz, it will also issue five year warrants to Swartz to purchase its common stock in an amount corresponding to 10% of the number of shares in the put. Each warrant will be exercisable at 110% of the market price for the applicable put.

         As consideration for making its financing commitment to the Company, Swartz was issued a warrant to purchase 1,200,000 shares of the Company's common stock exercisable at $.745 per share until October 25, 2005.

         b. On October 6, 2000, Iconix International, Inc.'s ("Iconix") assets and business were sold for $3,333,000. The Company owns 44% of Iconix and is expected to receive a gain from the sale over what it invested in Iconix of $580,000 over the next 12 months. The Company has received $220,000 of the proceeds of the Iconix sale to date.

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